CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-86067 on Form N-1A of our report dated December 17, 2010, relating to the financial statements and financial highlights of Century Shares Trust and Century Small Cap Select Fund, each a series of Century Capital Management Trust, appearing in the Annual Report on Form N-CSR of Century Capital Management Trust, for the year ended October 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” “Disclosure of Portfolio Holdings” and “Financial Statements” (which reference is made to our report) in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA
February 24, 2011